Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of April 30, 2025, is entered into by and among Patriot National Bancorp, Inc., a Connecticut corporation (the “Company”) and William Paul Simmons (the “Executive”). The Company and Executive are each a “Party” and collectively are the “Parties”.

WHEREAS, The Executive has served as a Consultant and Advisor to the Company to facilitate the closing of the Private Placement entered into on March 20, 2025 (the “Private Placement”) and to help the Bank remediate the Formal Agreement entered into on January 15, 2025 (the “Agreement”) and is due reasonable compensation based on the successful completion of the Private Placement,

WHEREAS, the Company is the Bank Holding Company for Patriot Bank, NA (the “Bank”) and Executive is expected to provide services to the Bank and the Bank will reimburse the Company reasonable market costs, consistent with all applicable regulations, for those services.

WHEREAS, the Executive has been offered the position of Chief Credit Officer of the Company and of the Bank, subject in each case to receipt of required non-objections from the Office of the Comptroller of the Currency (the "OCC") and the Board of Governors of the Federal Reserve System (the "Federal Reserve"); provided, however, that until such non-objections are received, the Executive shall serve in a non-policy-making capacity in roles mutually agreed upon by the Executive and the Company and/or the Bank, consistent with applicable regulatory limitations;

WHEREAS, the Company and the Executive desire to enter into this Agreement as an inducement to have Executive join the Company and in order to reflect the terms of employment agreed to by the Parties.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, the Company and the Executive hereby agree as follows:

1. Effective Date. The “Effective Date” shall mean the date hereof.

2. Employment Period. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the three-year anniversary of the Effective Date (the “ Employment Period ”); provided , however , that, commencing on the second anniversary of the Effective Date, and on each anniversary of such date (such date and each annual anniversary thereof, a “Renewal Date”), unless previously terminated, the Employment Period shall automatically be extended so as to terminate two years from such Renewal Date, unless, prior to the Renewal Date Renewal Date, the Company shall give notice to the Executive that the Employment Period shall not be so extended. The Employment Period shall automatically terminate upon any termination of the Executive’s employment with the Company.

3. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, the Executive shall serve in such capacity as deemed mutually agreeable to the Company and the Executive, and upon meeting all regulatory requirements, will serve as EVP, Chief Credit Officer of the Company and assume such duties and responsibilities as are customarily assigned to such positions. Executive shall also have such other roles and responsibilities at the Company and the Bank as shall be mutually agreeable, including service as the EVP, Chief Credit Officer and such roles and responsibilities at the Bank as shall be mutually agreeable between the Executive and the Company (subject to necessary regulatory requirements to assume such position) during the Employment Period. During the Employment Period, the location of Executive’s primary work on a daily basis shall be Stamford, Connecticut or such other mutually agreeable location. Executive will have an office in the Company’s corporate headquarters and in such other locations, if any, as determined by the Parties.

(ii) Notwithstanding the foregoing, until the Company and the Bank receive the required non-objections from the OCC and the Federal Reserve, the Executive shall serve in a non-policy-making role or roles at the Company and/or the Bank as mutually determined by the Executive and the Company, consistent with applicable regulatory requirements.

(iii) During the Employment Period, and excluding any periods of FTO (as defined below) of which the Executive avails himself under this Agreement, the Executive shall be employed by the Company on a full-time basis and agrees to devote such time as is necessary to discharge the responsibilities assigned to the Executive hereunder and to use the Executive’s reasonable best efforts to perform such responsibilities faithfully and efficiently. During the Employment Period, it shall not be a violation of this Agreement for the Executive to, either for free or for personal compensation, (A) serve on corporate, civic, or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements, or teach at educational institutions, (C) manage personal investments, (D) attend to other business matters, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement, and (E) subject to his fiduciary duties as an officer and director of the Company, serve as an officer and/or director, of the entities approved by the Board. The Company and Bank acknowledge the Executive may receive confidential, attorney-client, and regulatory communications pursuant his role at other companies, and hereby waives any rights, claims, or demands to such information and to the extent such information inadvertently is provided to the Company or on the Company’s premises, electronic devises, servers, or otherwise, the Company agrees to preserve the confidentiality of such information, not to review such information and to allow Executive to claw back such information at Executives request.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) at a rate of not less than $400,000.00 payable in accordance with the Company’s normal payroll policies. The Executive’s Annual Base Salary shall be reviewed for increase at least annually by the Compensation Committee of the Board (the “Compensation Committee”) pursuant to customary performance review policies. The review shall consider, among other factors, improvements to the Company’s profitability, regulatory standing , asset size, growth in asset size, and overall financial and operational performance. The Annual Base Salary shall not be reduced after any increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

(ii) Annual Bonus. With respect to each fiscal year ending during the Employment Period, the Executive shall be eligible to receive an annual bonus (“ Annual Bonus ”) in cash and/or in an award under the Company’s 2025 Omnibus Stock Incentive Plan (the “ Plan ”) (or its successor) once approved by shareholders based on the attainment of performance objectives determined and established by the Compensation Committee, in consultation with the Executive, with an annual target of at least 50% of the Annual Base Salary (the “Target Bonus”), prorated for any partial year. The Board may, from time to time, provide executive one or more performance objectives (each a “Performance Objectives”) tied to discretionary Performance Bonus payments based on the achievement of such Performance Objectives. The actual Annual Bonus, which could be higher or lower than the Target Bonus and include any Performance Bonuses earned, shall be determined by the Company in its reasonable discretion and paid in accordance with customary practice in cash or in equity awards or RSUs with respect to shares of Company common stock (including restrictive covenants) that are substantially consistent with the terms of equity awards granted under the Plan to employees of the Company in the ordinary course of business consistent with past practice, as determined by the Compensation Committee in its discretion; provided , however, that no more than 50% of the actual Annual Bonus for any year shall be paid in the form of equity awards or RSUs.

(iii) Equity Awards. During the Employment Period, the Executive shall be eligible to participate in the Company’s equity compensation plans as may be in effect from time to time on a basis that is no less favorable than those generally applicable to other senior executives of the Company. As an inducement to joining the Company, the Company agreed to issue to the Executive the Initial Equity Award within ninety (90) days following the closing of the Private Placement and shall do so, and within thirty (30) days following the end of each calendar year, during the term of this Agreement, the Company shall also issue to the Executive the Annual Equity Award (each as defined below).

All equity grants shall comply with the restrictions on severance and indemnification agreements and payments to institution-affiliated parties as outlined in the FDIC Rules and Regulations, Part 359. (See also SR letter 19-12, “Statement Regarding Insurance Policies for Directors and Officers,” SR letter 03-6, “Guidance Regarding Restrictions on Institutions in Troubled Condition,” and SR letter 02-17, “Guidance Regarding Indemnification Agreements and Payments.”)

(iv) Severance and Indemnification Rights. Notwithstanding any provision of this Agreement to the contrary, during any period in which the Company or the Bank is considered to be in “Troubled Condition” as defined under 12 C.F.R. Part 359 and applicable regulation guidance (including Federal Reserve SR Letter 03-6), Executive shall not be entitled to receive, and the Company shall not be obliged to pay, and severance payments, bonuses, equity grants, indemnification payments or other compensation that would violate such rules or require prior regulatory approval, without such approval having been obtained. . To the extent any such rights or payments are restricted or disallowed solely due to the Company’s or the Bank’s status as being in Troubled Condition, such rights shall be deferred but not waived, and the Company shall be obliged to reinstatement and payment of such deferred rights at the earliest time permitted by applicable law and regulation, including upon receipt of required regulatory approvals,, or when the Company and the bank are no longer deemed to be in Troubled Condition . Within thirty (30) days following the date that the Company is no longer considered to be in “Troubled Condition”, the Company and Executive will update this Agreement to include severance and indemnification rights customary for similarly situated executives at peer institutions, retroactive to the extent permitted by applicable law and regulation.

(v) Clawback. For no more than three years following the grant of any equity payments or other equity compensation, all equity payments or other equity compensation provided to the Executive under this Agreement shall be subject to such deductions and recovery “clawback” as may be required to be made pursuant to law, government regulation, order, or stock exchange listing requirement (or any narrowly tailored policy of the Company adopted pursuant to any such law, government regulation, order, or stock exchange listing requirement) or by agreement with, or consent of, the Executive. Any such clawback shall be implemented only to the extent necessary to comply with applicable legal or regulatory requirements, and shall be applied in a manner that is fair and consistent with the treatment of similarly situated executives. For the avoidance of doubt, no clawback shall apply to time vested equity or other compensation not subject to mandatory recovery requirements. Any clawback shall be implemented only after written notice to the Executive.

(vi) Flexible Time Off. The Executive shall be entitled to take off as much time as needed or as appropriate (“FTO”), consistent with his professional responsibilities and business needs; provided that the Executive is meeting his work responsibilities; and provided, further, that he is demonstrating a level of commitment and conscientiousness that is sufficient to satisfy his professional responsibilities to Employer. The Executive will receive his usual base salary during approved FTO unless the Executive is on an extended leave that is unpaid pursuant to Employer’s employee handbook or applicable law (e.g., FMLA, CFRA, or other extended leave). Because FTO is not an accrued benefit, the Executive will not be eligible for a payout of FTO at the time of separation from Employer, regardless of the reason for the separation.

(vii) Other Employee Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in all benefits under all plans, practices, policies, and programs provided by the Company on a basis that is no less favorable than those generally applicable or made available to executives of the Company. The Executive shall be eligible for participation in fringe benefits and perquisite plans, practices, policies, and programs (including, without limitation, expense reimbursement plans, practices, policies, and programs, as well as retirement and supplemental executive disability and life insurance benefits) on a basis that is no less favorable than those generally applicable or made available to executives of the Company.

(viii) Assignment and Beneficiaries.Subject to the Company’s prior written consent (not to be unreasonably withheld ) , the Executive may assign or transfer any outstanding equity awards under this Agreement to a trust, family partnership, limited liability company, or similar estate-planning vehicle, provided such entity is wholly controlled by the Executive and the assignment does not result in an adverse tax or legal consequence to the Company. Any permitted transferee shall be bound by the terms and conditions of this Agreement and the underlying equity plan, and no further transfer shall be permitted except by will or by the laws of descent and distribution unless otherwise approved by the Company.

Separately, from time to time, by signing a form furnished by the Company, the Executive may designate any legal or natural person or persons (who may be designated contingently or successively) to whom to transfer any outstanding equity awards held by the Executive at the time of his death. If the Executive fails to designate a beneficiary as provided above, or if the designated beneficiary dies before the Executive or before complete payment or settlement of the outstanding equity awards, the outstanding equity awards held by the Executive shall be transferred to the Executive’s estate. For purposes of this Agreement, the term “designated beneficiary” means the person or persons designated by the Executive as his beneficiary in the last effective beneficiary designation form filed with the Company, or if the Executive has failed to designate a beneficiary, the Executive’s estate.

4. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice in accordance with Section 10(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”); provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 90 consecutive days, or a total of 180 days in any 12-month period, as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected jointly by the Company or its insurers and the Executive or the Executive’s legal representative.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the Executive is convicted of, or pleads guilty or nolo contendere to a charge of commission of a felony involving moral turpitude or securities or banking laws;

(ii) the Executive has engaged in willful gross neglect or willful gross misconduct in carrying out his duties, which is reasonably expected to result in material economic or material reputational harm to the Company;

(iii) the Executive is subject to an action taken by a regulatory body or a self-regulatory organization that materially impairs or prevents the Executive from performing his duties with the Company that are required under this Agreement; or

(iv) the Executive willfully breaches any material provision of this Agreement.

For purposes of this Section 4(b), no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company or at the advice of counsel. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, Bank Board, or upon the instructions of the Board, the Bank Board, or the lead independent director of the Board or based upon the advice of counsel for the Company shall be conclusively determined to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company and therefore not willful. To invoke a termination with Cause on any of the grounds enumerated under Section 4(b)(ii) or Section 4(b)(iv), the following process must be followed: (1) the Board, after a duly noticed meeting with a quorum of Disinterested Directors (as defined below) present, must approve and provide notice to the Executive of the existence of such grounds within 30 days following the Company’s knowledge of such grounds (the “Cause Notice”); (2) the Executive shall be provided with 30 days to cure the alleged grounds (the “Cure Period”); (3) during the Cure Period, the Executive shall be provided the opportunity to make an in-person and written presentation to the Disinterested Directors from whom the Cause Notice was provided; (4) the Company shall provide all documents reasonably requested by the Executive that are related to the Cause determination or whether the directors are Disinterested Directors and not subject to attorney-client privilege, confidentiality obligations or prohibited from being disclosed pursuant to applicable law or legal process; (5) if, after the Cure Period and taking into account any presentation by the Executive, the Disinterested Directors determine that Cause exists, the Disinterested Directors shall provide written notice to the Executive immediately and describe the reasoning of their decision to terminate the Executive’s employment for Cause; (6) the Executive shall then have seven calendar days from receipt of such notice to provide a response to the decision or otherwise cure the allegedly uncured breaches; and (7) the Disinterested Directors shall conduct a hearing on or after the expiration of the period set forth in clause (6) in which the Executive shall be entitled to present his response to the conclusion of the Disinterested Directors after which hearing and considering any response by the Executive, the Disinterested Directors shall make their final decision on Cause. “Disinterested Directors” shall be the members of the Board (other than the Executive) who are not party to the transactions giving rise to the allegation of Cause.

(c) Good Reason. The Executive’s employment may be terminated by the Executive with Good Reason. For purposes of this Agreement, “Good Reason” shall mean, in the absence of a written consent of the Executive, any of the following:

(i) the assignment to the Executive of any duties materially inconsistent with the Executive’s position, authority, duties, or responsibilities as contemplated by Section 3(a), any failure to continue the Executive in any of the positions contemplated by Section 3(a), or any other action by the Company that results in a material diminution in such positions or the Executive’s authority, duties or responsibilities;

(ii) any material breach of any of the provisions of Section 3(b);

(iii) any requirement by the Company that the Executive’s services be rendered primarily at a specific location or locations other than those identified in Section 3(a)(i); or

(iv) any failure by the Company to comply with Section 9(c).

To invoke a termination with Good Reason, the Executive shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (iv) within 90 days following the Executive’s knowledge of the initial existence of such condition or conditions and the Company shall have 30 days following receipt of such written notice (the “ Cure Period ”) during which it may remedy the condition if such condition is reasonably subject to cure. If the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Executive’s “separation from service” (within the meaning of Section 409A of the Code), must occur, if at all, within 180 days following such Cure Period in order for such termination as a result of such condition to constitute a termination with Good Reason.

(d) Without Good Reason. The Executive’s employment may be terminated by the Executive without Good Reason at any time. Given the importance of the Executive’s position with Employer, the Executive agrees to make a good faith effort to provide the Company up to 30 days notice or to enter into a consulting agreement to cooperate with the Company for at least 30 days following the Executive’s departure (the “Cooperation Period”) During the Cooperation Period, Employer shall continue to pay the Executive compensation equal to Executive’s base salary and the Executive shall be entitled to participate in Employer’s benefit plans to the extent permitted by such plans and applicable law. During the Cooperation Period, Employer reserves the right to (A) change or remove any of the Executive’s duties, (B) require the Executive to remain away from Employer’s premises, and/or (C) take such other action as determined by Employer to aid and assist in the transition process associated with the Executive’s departure. During the Notice Period, the Executive shall continue to act in a manner consistent with this Agreement and his duty of loyalty to Employer. Employer may waive or terminate the Cooperation Period at any time and for any reason or for no reason.

(e) Notice of Termination. Any termination by the Company with Cause, or by the Executive with or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b). For purposes of this Agreement, a “ Notice of Termination ” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date.

(f) Date of Termination. For purposes of this Agreement, “ Date of Termination ” means (i) if the Executive’s employment is terminated by the Company with Cause, or by the Executive with Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company without Cause, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be, and (iv) if the Executive’s employment is terminated without Good Reason, the Date of Termination shall be the earlier of 60 days following the Notice Date and such earlier date as designated by Employer.

5. RESERVED.

6. No Setoff; No Mitigation; Legal Fees. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest by the Company, any affiliates, or their respective predecessors, successors, or assigns, the Executive, his estate, beneficiaries, or their respective successors and assigns of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement); provided that the Executive prevails on at least one material claim.

7. RESERVED

8. Definitions. The following terms shall have the following meanings for purposes of this Agreement.

(i) “Adjusted Outstanding Stock” means, as of any date of determination, the total number of outstanding shares of Common Stock of the Company, including any shares of Common Stock issued upon conversion of any preferred equity or convertible debt instruments, whether such instruments are outstanding as of the date hereof or issued thereafter, but excluding (i) any shares of Common Stock or Restricted Stock Units issued after the date of issuance of the Initial Equity Award to employees, officers, directors, or consultants of the Company or its affiliates as equity compensation for no consideration or for nominal consideration, and (ii) shares issued after the date of issuance of the Initial Equity Award upon exercise, vesting, or settlement of such awards.

(ii) “Common Stock” shall mean the voting and non-voting common stock of the Company.

(iii) “Initial Equity Award” equals the amount of Restricted Stock Units equal to 1,000,000 shares of the outstanding Stock of the Company as of the date of this Agreement.

(iv) “Annual Equity Award” equals the amount of Restricted Stock Units equal to 0.5% multiplied by the Adjusted Outstanding Stock of the Company as of most recent year-end minus the greater of (i) the amount of Common Stock previously issued pursuant to this Agreement pursuant to Section 3(b)(iii) and (ii) 100,000,000 shares of Common Stock.

(v) “Restricted Stock Units” or “RSUs” shall mean restricted stock units in the Company granted to the Executive under the Company’s equity plan, each representing the right to receive one share of the Company’s Common Stock , subject to the terms of this Agreement and the applicable award agreement. RSUs shall vest in three (3) equal annual installments beginning on the first anniversary of this Agreement, subject to the Executive’s continued service through each applicable vesting date, except as otherwise provided herein. The RSUs shall settle on the date of vesting in the form attached as Exhibit A. They shall not be eligible for accelerated vesting upon a Change in Control or a Termination.

(vi) “Stock” shall mean the Common Stock plus all equity securities eligible to be converted into Common Stock in the Company, including non-voting common stock and preferred stock (if any).

9. Confidential Information.

(a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment with the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, neither the Company nor the Executive shall not, without the prior written consent of the other Party, under a confidentiality or non-disclosure agreement, or as may otherwise be required by law, regulation, or legal process, communicate or divulge any such information, knowledge, or data to anyone other than the other Party and those designated by it or as may be required by applicable law, court order, a regulatory body, or arbitrator or other mediator. The Company agrees that the Executive’s mobile number shall remain his property upon any termination for any reason.  The Company also agrees that, notwithstanding any other Company policy, the Executive has a right to privacy over emails on Company servers that involve communications with his attorney, financial advisors, or his family members, as well as a right to privacy regarding such documents and communications on other Company paid devices.  To the extent not prohibited by law or legal process, bona fide contractual obligations and the directors’ fiduciary duties, the Company agrees that it shall (1) notify Executive promptly of any requests, subpoenas or other attempts to access his personal information and shall provide him an opportunity to object to such requests; (2) not directly or indirectly through a third party or otherwise attempt to conduct electronic or physical surveillance against the Executive or his family during his employment or for one year after termination of his employment; and (3) at all times during his employment, promptly inform the Executive of any regulatory contacts, disclosures, inquiries, subpoenas, or requests relating to Executive or the Company.

(b) Remedies. The obligations of the Company to make the severance payments to the Executive under Section 5, if any, shall be conditioned upon and subject to the Executive’s compliance with all of the terms of this Section 8 and the release described in Section 5(e) and, accordingly, in the event that it is finally determined by a court of competent jurisdiction pursuant to the immediately following sentence of this Section 8(c) or pursuant to Section 11 that the Executive has breached the provisions of Section 8, the obligations of the Company to make the severance payments to the Executive under Section 5 shall cease and the Company shall be entitled to recoupment of any payments previously made pursuant to such Section. Notwithstanding the foregoing sentence, the Executive and Company each acknowledge that the other Party would be irreparably injured by any violation of this Agreement, including this Section 8, and the Executive and Company hereby acknowledges and agrees that, in addition to any other remedies available to it for any breach or threatened breach of this Agreement, including this Section 8, the Executive and Company shall be entitled, without posting any bond or proof of damages, to a preliminary or permanent injunction, restraining order, and/or other equitable or specific performance based relief, restraining the Executive from any actual or threatened breach of this Agreement, including this Section 8. In the event of a dispute under the Agreement, the Company will pay all legal fees as incurred by Executive in connection with the dispute.

10. Successors.

(a) Assignment; Executive’s Successors. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs, or legatees.

(b) Company’s Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) Corporate Transaction. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

11. Miscellaneous.

(a) Governing Law; Amendment. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without reference to principles of conflict of laws. If, under any such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, or ordinance, such portion shall be deemed to be modified or altered to conform thereto. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address
on file at the Company.

If to the Company:	Patriot National Bancorp, Inc.
900 Bedford Street
Stamford, CT 06901
Attention: Board of Directors

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) Expenses. The Company shall reimburse Executive for legal fees for this Agreement and related legal documents.

(d) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e) Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f) Survival. Any provision of this Agreement that by its terms continues after the expiration of the Employment Period or the termination of the Executive’s employment shall survive in accordance with its terms.

(g) Regulatory Requirements. Notwithstanding anything herein to the contrary, the compensation or benefits provided under this Agreement are subject to modification, as necessary to comply with requirements imposed by the Board or Board of Directors of the Bank to comply with the “Final Interagency Guidance on Sound Incentive Compensation Policies” issued on an interagency basis by the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision, effective June 25, 2010, or any amendment, modification, or supplement thereto, which shall be deemed to include, without limitation, any rules adopted pursuant to Section 956 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(h) Section 409A. If the Executive determines, in good faith, that any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Executive shall provide written notice thereof (describing in reasonable detail the basis therefor) to the Company, and the Company shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of Section 409A of the Code or in order to comply with the provisions of Section 409A of the Code, other applicable provision(s) of the Code and/or any rules, regulations, or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to the Executive. Any payments that, under the terms of this Agreement, qualify for the “short-term” deferral exception under Treasury Regulations § 1.409A-1(b)(4), the “separation pay” exception under Treasury Regulations § 1.409A-1(b)(9)(iii), or any other exception under Section 409A of the Code will be paid under the applicable exceptions to the greatest extent possible. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that the Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest, penalties, and additional tax imposed pursuant to Section 409A of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (i) six months and one day following the Executive’s separation from service ( provided that any accrued installments that would otherwise be payable during that six-month period are paid at the end of such period) or (ii) the Executive’s death. In no event shall the Date of Termination be deemed to occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the Date of Termination. All reimbursements provided under this Agreement shall be provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) the amount of expenses eligible for reimbursement during one calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year; (B) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the calendar year in which the expense is incurred; and (C) the right to any reimbursement will not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, the Company makes no representation or covenant to ensure that the payments and benefits under this Agreement are exempt from, or compliant with, Section 409A of the Code.

(i) Entire Agreement. This Agreement, together with that certain letter agreement, dated as of even date herewith, by and between the Company and the Executive, shall constitute the entire agreement among the Company, the Bank, and the Executive with respect to the subject matter hereof, and shall supersede any prior understandings, agreements, or representations by or between the parties, whether written or oral (including, without limitation, the Prior Agreement).

12. Arbitration.

(a) Scope; Location. Any dispute, claim or controversy arising out of, relating to, or in connection with this Agreement, including but not limited to the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate shall be determined by arbitration in New York. Without limiting the generality of the foregoing, any dispute relating to whether a director is a Disinterested Director, or if no director is a Disinterested Director, whether “Cause” exists, shall be determined pursuant to such arbitration.

(b)  Arbitrator. Any arbitration shall be heard and decided by a single arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, except as specifically provided in this Agreement. The arbitrator shall be jointly selected by the Company and the Executive; except in the event that the Company and the Executive cannot agree upon the arbitrator within ten (10) business days of a party providing written notice to the other party of its intent to arbitrate and for the parties to jointly select an arbitrator, then JAMS shall select a single, neutral arbitrator for the parties. Any such arbitrator selected by JAMS cannot have previously performed services for either party, with each party to promptly disclose any previously performed services upon notification of a JAMS selected proposed arbitrator.

(c) Award. Any award by the arbitrator may be entered as a judgment in any court having jurisdiction. This Section 11 shall not preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction, including for any injunction sought pursuant to Section 8(c).

(d) Costs. In any arbitration in any way arising out of, related to, or pertaining to this Agreement, costs for administration by JAMS and fees for the arbitrator shall be borne by the Company, with each party to bear its own expenses, including but not limited to the cost of any expert(s), and attorneys’ fees. Notwithstanding the foregoing, the arbitrator may award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. If the arbitrator determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the arbitrator may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. Notwithstanding the provisions in Section 11, the parties agree to use their best reasonable efforts to minimize the costs and frequency of arbitration hereunder.

(e) Timelines. To the extent that any action is required to be taken under this Agreement within a specified period of time and the taking of such action is materially affected by any matter submitted to arbitration pursuant to this Section 11, such period shall automatically be extended by the number of days, plus ten (10) additional business days that are taken for the determination of that matter by the arbitrator.

(Signature Page Follows)

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to authorization from its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

PATRIOT NATIONAL BANCORP, INC.

By:	/s/ Michael Carrazza
Name: Michael Carrazza
Title: Board Chair

EXECUTIVE

/s/ William Paul Simmons
William Paul Simmons

[ Signature Page to Simmons Employment Agreement ]

EXHIBIT A

RESTRICTED STOCK UNITS

RESTRICTED STOCK UNIT AWARD AGREEMENT between Patriot National Bancorp, Inc., a Connecticut corporation (the “Company”), and William Paul Simmons.

This Restricted Stock Unit Award Agreement (this “Award Agreement”) sets forth the terms and conditions of an award of [●] restricted stock units (this “Award”) that are subject to the terms and conditions specified herein (each such restricted stock unit, an “RSU”). This Award provides you with the opportunity to earn, subject to the terms of this Award Agreement, the value of shares of the Company’s Common Stock, $0.001 par value (“Share”) as set forth in Section 3 this Award Agreement.

THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THIS AWARD AGREEMENT AND, IF AND WHEN APPROVED BY THE COMPANY’S SHAREHOLDERS, THE 2025 OMNIBUS EQUITY INCENTIVE PLAN (THE “PLAN”), INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 10 OF THIS AWARD AGREEMENT. BY SIGNING YOUR NAME BELOW, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

SECTION 1. The Plan. Upon shareholder approval of the Company’s 2025 Omnibus Stock Incentive Plan dated [●] (the “Plan”), the settlement of the RSUs will be made solely in Shares and all the terms of the Plan are hereby incorporated in this Award Agreement.

SECTION 2. Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Employment Agreement, or if not defined in the Employment Agreement, then in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:

“Code” means the Internal Revenue Code of 1986, as amended.

“Employment Agreement” means any individual employment agreement between you and the Company or any of its Subsidiaries.

SECTION 3. Vesting, Restricted Period, and Settlement.

(a) Service-Based Vesting. Subject to your continued employment through each applicable vesting date, you shall vest in the RSUs subject to this Award Agreement in three (3) equal annual installments during the three-year period following the date on which the RSUs are granted.

(b) Change of Control. In the event of a Change of Control, there shall be no change in the terms of the outstanding RSUs including with respect to vesting, the restricted period, or otherwise.

(c) Termination of Employment. In the event of the termination of your employment, there shall be no change in the terms of the outstanding RSUs including with respect to vesting, the restricted period, or otherwise.

(d) Reserved.

(e) Settlement of RSU Award. As soon as practicable, but no later than ten (10) business days, following the date on which the RSUs restricted period ends, the Company shall deliver to you or your legal representative the following:

(i) to the extent the Plan has not been approved by its shareholders, cash equal to one Share for each RSU that has vested in accordance with the terms of this Award Agreement (no Share settlement option); or

(ii) to the extent the Plan has been approved by its shareholders, one Share for each RSU that vested in accordance with the terms of this Award Agreement (no cash settlement option).

SECTION 4. Forfeiture of RSUs. Notwithstanding anything to the contrary herein and without limiting any rights and remedies available to the Company, in the event your role as an employee, officer and director of the Company are all terminated, the Company may cause your rights with respect to unvested RSUs to immediately terminate.

SECTION 5. No Rights as a Stockholder. You shall not have any rights or privileges of a stockholder with respect to the RSUs subject to this Award Agreement unless and until certificates representing Shares are actually issued and delivered to you or your legal representative in settlement of this Award.

SECTION 6. Non-Transferability of RSUs. Unless otherwise provided by the Committee in its discretion, RSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of RSUs in violation of the provisions of this Section 6 and Section 9(a) of the Plan shall be void.

SECTION 7. Withholding, Consents and Legends.

(a) Withholding. The delivery of Shares pursuant to Section 3 of this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with this Section 7(a) and Section 9(d) of the Plan. No later than the date as of which an amount first becomes includible in your gross income for Federal, state, local or foreign income tax purposes with respect to any RSUs, you shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. In the event that there is withholding tax liability in connection with the settlement of the RSUs, if authorized by the Committee in its sole discretion, you may satisfy, in whole or in part, any withholding tax liability by having the Company withhold from the number of Shares you would be entitled to receive upon settlement of the RSUs, the number of Shares having a Fair Market Value (which shall either have the meaning set forth in the Plan or shall have such other meaning as determined by the Company in accordance with applicable withholding requirements) equal to the minimum withholding tax liability.

(b) Consents. Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consent to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

(c) Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.

SECTION 8. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 9. Committee Discretion. The Compensation Committee of the Board shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

SECTION 10. Dispute Resolution.

(a) Jurisdiction and Venue. Notwithstanding any provision in your Employment Agreement, you and the Company irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the Southern District of New York and (ii) the courts of the State of New York for the purposes of any suit, action or other proceeding arising out of this Award Agreement or the Plan. You and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of New York. You and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the other party’s address set forth below shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which you have submitted to jurisdiction in this Section 10(a). You and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Award Agreement or the Plan in (A) the United States District Court for the Southern District of New York or (B) the courts of the State of New York, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.

(c) Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 10, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

SECTION 11. Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three business days after they have been mailed by U.S. certified or registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	[ ]
If to you:	To your address as most recently supplied to the Company and set forth in the Company’s records

The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.

SECTION 12. Governing Law. This Award Agreement shall be deemed to be made in the State of Delaware, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

SECTION 13. Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include”, “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.

SECTION 14. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, except as set forth in Section 15(d) of this Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the RSUs shall be subject to the provisions of Section 7(c) of the Plan).

SECTION 15. Section 409A.

(a) It is intended that the provisions of this Award Agreement comply with Section 409A, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b) Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Award Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Award Agreement may not be reduced by, or offset against, any amount owing by you to the Company or any of its Affiliates.

(c) If, at the time of your separation from service (within the meaning of Section 409A), (i) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest (except as otherwise provided in your Employment Agreement), on the first business day after such six-month period.

(d) Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

SECTION 16. Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and the Company hereby acknowledge and agree that signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

Patriot National Bancorp, Inc.
by

Name:
Title: